Exhibit No. 97

ARMSTRONG WORLD INDUSTRIES, INC.

INCENTIVE COMPENSATION RECOUPMENT POLICY

1. Introduction. The Board of Directors (the “Board”) of Armstrong World Industries, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of Incentive-Based Compensation in the event the Company is required to prepare a Restatement resulting from noncompliance with financial reporting requirements under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”), and the corresponding listing standards adopted by The New York Stock Exchange (“NYSE Requirements”).

2. Recoupment. If the Company is required to prepare a Restatement, the Board shall, unless the Board’s Management Development and Compensation Committee (the “Compensation Committee”) determines it to be Impracticable, take Reasonably Prompt Action to recoup all Recoverable Compensation from any Covered Person. Subject to applicable law, the Board may seek to recoup Recoverable Compensation by such means or combination of means as the Board, in its sole discretion, determines to be appropriate. The applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Recoverable Compensation in accordance with this Section 2. This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture, or off-set against any Covered Person that may be available under applicable law or otherwise, including under any agreement with the Covered Person or other plan or policy of the Company (whether implemented prior to or after adoption of this Policy). To the extent that the Covered Person has already reimbursed the Company for any Recoverable Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount as approved by the Board to be credited to the amount of Recoverable Compensation that is subject to recovery under this Policy. The Board may, in its sole discretion and in the exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding any Restatement to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

3. Administration of Policy. The Board shall have full authority to administer, amend, or terminate this Policy and intends that this Policy will be applied to the fullest extent of the law. The Board shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive. The Board may delegate any of its powers under this Policy to the Compensation Committee of the Board or, subject to the NYSE Requirements and the provisions of this Policy, any subcommittee or delegate thereof. This Policy and all controversies arising from or relating to this Policy shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the U.S. Securities and Exchange Commission (the “SEC”) and any applicable NYSE Requirement. For the avoidance of doubt, the enforcement of this Policy is not dependent on if or when any applicable restated financial statements are filed with the SEC.

4. Acknowledgement by Executive Officers. This Policy shall be binding and enforceable against all Covered Persons and, to the extent required by applicable law or guidance from the SEC or The New York Stock Exchange, their beneficiaries, heirs, executors, administrators or other legal representatives. The Board shall provide notice to and seek written acknowledgement of this Policy from each Executive Officer in the form of Appendix A; provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

5. No Indemnification. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, no Covered Person shall be insured or indemnified by the Company against the loss of any Recoverable Compensation or for any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid or awarded to a Covered Person from the application of this Policy or that waives the Company’s right to recovery of any Recoverable Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the effective date of this Policy).

6. Disclosures. The Company shall make all disclosures and filings with respect to this Policy and maintain all documents and records that are required by the applicable rules and forms of the SEC (including, without limitation, Rule 10D-1 promulgated under the Exchange Act) and any NYSE Requirement.

7. Effective Date. This Policy shall be effective as of the date it is adopted by the Board and shall apply to Incentive-Based Compensation that is Received on or after October 2, 2023.

8. Amendment. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any amendments or other changes to Section 10D of the Exchange Act or any NYSE Requirement.

9. Definitions. In addition to terms otherwise defined in this Policy, the following terms, when used in this Policy, shall have the following meanings:

“Applicable Period” means the three completed fiscal years, including any Transition Period, immediately preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

“Covered Person” means any Executive Officer who receives Recoverable Compensation.

“Executive Officer” means each individual who is currently or was previously designated by the Board as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, including so-called non-GAAP measures. Stock price and total shareholder return (“TSR”) are also considered Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC. Financial Reporting Measures may include, but are not limited to, (i) net earnings; (ii) earnings per share; (iii) sales; (iv) operating income; (v) earnings before interest and taxes (EBIT); (vi) earnings before interest, taxes, depreciation and amortization (EBITDA); (vii) cash flow; (viii) working capital targets; (ix) return on equity; (x) return on capital; (xi) market price per share; (xii) total return to shareholders; (xiii) price-earnings multiples; (xiv) revenue; (xv) margin; (xvi) net capital employed; (xvii) growth in assets; (xviii) relative performance to a comparison group based on any of the foregoing criteria; or (xix) strategic business criteria consisting of one or more objectives based on meeting specified financial goals.

“Impracticable” means, after exercising a normal due process review of all the relevant facts and circumstances and taking all steps required by Exchange Act Rule 10D-1 and any applicable NYSE Requirement, the Compensation Committee determines that recovery of the Incentive-Based Compensation is impracticable because: (i) it has determined, after making a reasonable attempt to recover such Incentive-Based Compensation, documented such reasonable attempt to recover and provided that documentation to The New York Stock Exchange, that the direct expense that the Company would pay to a third party to assist in recovering the Incentive-Based Compensation would exceed the amount to be recovered; (ii) it has concluded that the recovery of the Incentive-Based Compensation would violate home country law adopted prior to November 28, 2022 and has received a legal opinion from home country counsel stating that the recovery would result in such a violation; or (iii) it has determined that the recovery of Incentive-Based Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Reasonably Prompt Action” means that each of the Company, its directors and its officers act in a manner that is consistent with the exercise of their applicable fiduciary duties to safeguard the assets of the Company, including the time value of any potential Recoverable Compensation.

“Received” means Incentive-Based Compensation received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Compensation” means all Incentive-Based Compensation (calculated on a pre-tax basis) Received on or after October 2, 2023 by a person: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Recoverable Compensation is required to be repaid to the Company); (iii) while the Company had a class of securities listed on a national securities exchange or national securities association; and (iv) during the Applicable Period, that exceeded the amount of Incentive-Based Compensation that otherwise would have been Received had the amount been determined based on the Financial Reporting Measures, as reflected in the Restatement. With respect to Incentive-Based Compensation based on stock price or TSR, when the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received.

“Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Transition Period” means any transition period in the Company’s financial statements that is the result of a change in the Company’s fiscal year within or immediately following the relevant three completed fiscal year period; provided, however, a transition period between the last day of the Company’s previous fiscal year and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months shall be deemed to be a completed fiscal year for purposes of this Policy.

Adopted by the Board on October 18, 2023.

Appendix A

ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

By my signature below, I acknowledge and agree that:

• I have received and read the attached Incentive Compensation Recoupment Policy (the “Policy”).

• I will be bound by all of the terms and conditions of the Policy, Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the corresponding listing standards adopted by The New York Stock Exchange, both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Recoverable Compensation (as defined in the Policy) to the Company as determined in accordance with the Policy and this Acknowledgement.

Signature:_____________________________

Printed Name:__________________________

Date:__________________________________